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Exhibit 23(a)

                               CONSENT OF KPMG LLP



The Board of Directors
Salem Bank and Trust, National Association


We consent to the inclusion herein of our report dated February 25, 2000, relating to the consolidated balance sheets of Salem Bank and Trust, National Association and subsidiary as of December 31, 1999 and 1998, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999, which report is also included in the December 31, 1999 Annual Report on Form 10-KSB of Salem Bank and Trust, National Association.



                                             KPMG LLP



Roanoke, Virginia
May 4, 2000